Exhibit 99.1

Northstar Neuroscience, Inc. Reports Operating Results

for the First Quarter of 2007

SEATTLE—(BUSINESS WIRE)—April 26, 2007—Northstar Neuroscience, Inc. (Nasdaq:NSTR) today reported that through March 31, 2007, the Company had randomized 142 patients in its EVEREST pivotal clinical trial for recovery of hand and arm function following a stroke, and expects to complete randomization of the last patient in the trial in the second quarter of this year. Planned investments in EVEREST, three additional clinical trials, and the Company’s Renova™ Cortical Stimulation System resulted in a net loss of $6.6 million for the quarter ended March 31, 2007. This compares to a net loss of $4.3 million for the quarter ended March 31, 2006. The Company also reported cash and investments of $100.5 million at March 31, 2007 compared to $105.3 million at December 31, 2006.

“Our momentum accelerated in the first quarter with continued progress in our EVEREST pivotal trial for stroke motor recovery,” commented Alan Levy, Ph.D., Northstar’s President and CEO. “We also achieved faster than anticipated enrollment in our depression feasibility trial, PROSPECT. Furthermore, we obtained six-month follow up data in our CHESTNUT trial evaluating aphasia, which showed that the benefits of our Renova cortical stimulation therapy are retained and durable. We also reached the primary endpoint for our SAHALE trial evaluating cortical stimulation to treat tinnitus. The initial SAHALE results are promising and will be presented at the American Neurotology Society meeting in San Diego later this month.”

Research and development expenses totaled $5.6 million for the quarter ended March 31, 2007, compared to $2.8 million for the quarter ended March 31, 2006. The increase in expenses for the quarter reflects Northstar’s successful execution of the EVEREST clinical trial, ongoing progress in its other clinical trials, and continuing investments in the Renova cortical stimulation platform.

General and administrative expenses totaled $2.3 million for the quarter March 31, 2007, compared to $1.4 million for the quarter ended March 31, 2006. The increase was primarily due to increased headcount and increased professional services costs associated with operating as a public company, as well as market research and reimbursement planning activities.

Basic and diluted net loss per share applicable to common shareholders was $0.26 for the quarter ended March 31, 2007, compared to $2.81 for the quarter ended March 31, 2006. Non-GAAP pro forma basic and diluted net loss per share attributable to common shareholders, which is calculated assuming that all preferred stock converted into common stock at the beginning of the respective periods, was $0.26 per share for the quarter ended March 31, 2007, compared to $0.25 per share for the quarter ended March 31, 2006. Northstar’s management believes that this non-GAAP pro forma information provides meaningful supplemental information that helps investors compare current results to those in prior periods. A reconciliation of actual basic and diluted net loss per share and non-GAAP pro forma basic and diluted net loss per share is shown below.

Conference Call

Northstar Neuroscience will hold a conference call to discuss first quarter operating results today starting at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to the conference call, please dial 1-800-659-2037 (US/Canada) or 1-617-614-2713 (International) and use the participant code “18249835” approximately 10 minutes prior to the start time. The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience website at www.northstarneuro.com under the investor webcast section and will be archived for 30 days after the call.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neurostimulation therapies that offer greater hope for recovery from neurological injury, disorder and disease. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain—the cerebral cortex. The Renova system is currently under investigation for several indications, including stroke motor recovery, aphasia, tinnitus and depression.

For more information, visit www.northstarneuro.com.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, the results of any of our clinical trials, which may not be successful or sufficient to secure regulatory approval for our products, our ability to successfully commercialize any approved product, our ability to compete successfully with competitors and our ability to protect and enforce our intellectual property rights. We encourage you to review other factors that may affect our future results in our most recent Form 10-K filed with the Securities and Exchange Commission and in other documents we file periodically with the Securities and Exchange Commission.

Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands)

	March 31, 2007	December 31, 2006
Cash and investments	$100,457	$105,347
Other current assets	598	1,138
Property and equipment, net	846	865
Other assets and deferred costs	93	93

Total assets	$101,994	$107,443

Accounts payable and accrued liabilities	$4,672	$3,861
Deferred rent and sublease loss	777	844
Shareholders’ equity	96,545	102,738

Total liabilities and shareholders’ equity	$101,994	$107,443

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except share and per share data)

	Quarter Ended March 31,
	2007	2006
Operating expenses:
Research and development	$5,605	$2,791
General and administrative	2,335	1,422
Other operating expenses	—	—

Total operating expenses	7,940	4,213

Operating loss	(7,940)	(4,213)
Interest income, net	1,351	(193)
Warrant revaluation	—	70

Net loss	(6,589)	(4,336)
Preferred stock accretion	—	(1,498)

Net loss applicable to common shareholders	$(6,589)	$(5,834)

Basic and diluted net loss per share applicable to common shareholders	$(0.26)	$(2.81)

Shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,792,757	2,077,364

Non-GAAP pro forma(1) basic and diluted net loss per share applicable to common shareholders	$(0.26)	$(0.25)

Non-GAAP pro forma(1) shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,792,757	17,019,873

(1)	Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders shows what basic and diluted net loss per share would have been if the conversion of the Company’s shares of redeemable convertible preferred stock into shares of common stock, that occurred on May 4, 2006, had occurred at the beginning of the respective periods being reported using the as-if-converted method. The Company’s non-GAAP pro forma net loss per share applicable to common shareholders is as follows:

	Quarter Ended March 31,
	2007	2006
Non-GAAP pro forma net loss per share applicable to common shareholders

Numerator:
Net loss applicable to common shareholders, as reported	$(6,589)	$(5,834)
Reversal of accretion to redemption value of redeemable convertible preferred stock	—	1,498

Pro forma net loss applicable to common shareholders	$(6,589)	$(4,336)

Denominator:
Shares used to compute basic and diluted net loss per share applicable to common shareholders	25,792,757	2,077,364
Pro forma adjustments to reflect assumed weighted-average effect of conversion of preferred stock on January 1, 2006	—	14,942,499

Non-GAAP pro forma shares used in basic and diluted pro forma net loss per share	25,792,757	17,019,863

Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders	$(0.26)	$(0.25)